UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35668	22-3868459
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2016, Intercept Pharma Europe Ltd. (“IPEL”), a wholly owned subsidiary of Intercept Pharmaceuticals, Inc. (the “Company”), entered into an underlease with Performing Right Society, Ltd., for additional office space in the Kings Cross area of London, United Kingdom (the “Underlease”). The Company is the guarantor to the Underlease. The Underlease provides IPEL with an additional 8,549 square feet. The lease term is anticipated to end on May 31, 2024. The annual rent is approximately £726,665.00 (or approximately $1,090,796.83 USD), payable quarterly. IPEL is also required to pay value added tax (“VAT”) on the rent. IPEL will be responsible for a portion of the insurance, certain service charges and taxes for the building based on the rented floor area. As security for the Underlease, IPEL has provided the landlord a rent deposit in an amount equal to 12 months’ rent, plus applicable VAT. The Underlease is subject to an “upwards only” open market rent review of the current market rent with review to take place on June 4, 2019.

The foregoing description of the Underlease does not purport to be complete and is qualified in its entirety by reference to the Underlease, which will be included as an exhibit to either the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Dated January 27, 2016	/s/ Mark Pruzanski
Mark Pruzanski, M.D. President and Chief Executive Officer